INNOVATIVE MEDICAL SERVICES                                           EXHIBIT 11
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE SIX MONTHS ENDED JANUARY 31, 1999 AND 2000



                                                     For the Six Months Ended
                                                           January 31
                                                     2000              1999
                                                ------------------------------

   Shares outstanding                              4,552,242        4,149,476
                                                ------------       -----------

   Weighted average shares outstanding             4,451,372        3,949,293
   Stock Options                                   1,452,500        1,306,250
   Warrants                                        1,798,125        1,798,125
                                                ------------       -----------
     Total weighted average shares outstanding     7,701,997        7,053,668
                                                ============       ===========

   Net Income (Loss)                            $   187,341        $  294,143
                                                ============       ===========
   Basic Net Earnings (Loss) per share          $      0.04        $     0.07
                                                ============       ===========
   Diluted Net Earnings (Loss) per share        $      0.02        $     0.04
                                                ============       ===========